Exhibit 99.1

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz
CFO - SVP Finance & Treasurer
1 866 447 8636
irit@ampal.com

FOR:	KM/KCSA Investor Relations
CONTACT:	Roni Gavrielov
011-972-3-516-7620
roni@km-ir.co.il

Ampal-American Israel Corporation

Acquires Additional Interest in East Mediterranean Gas

TEL AVIV, Israel, November 29, 2006 - Ampal-American Israel Corporation (Nasdaq:AMPL) announced today that a wholly-owned subsidiary of the Company has agreed to acquire additional shares of East Mediterranean Gas Company (“EMG”) from Merhav M.N.F. Ltd. (“Merhav”), pursuant to an option granted to Ampal by Merhav in August, 2006. This transaction is expected to close within the next 10 days.

EMG is an Egyptian joint stock company which has been given the right to export natural gas from Egypt to Israel and other locations in the East Mediterranean basin via an underwater pipeline. The pipeline, which EMG expects to be completed during the first quarter of 2008, will run from El-Arish, Egypt to Ashkelon, Israel.

Under the terms of the transaction, Ampal will acquire the beneficial ownership of 5.9% of the outstanding shares of EMG’s capital stock. The purchase price for the shares is approximately $128.3 million, of which, approximately $68.3 million will be paid in cash, $40 million will be paid in 8,602,151 shares of Ampal's Class A Stock and the balance will be paid by a promissory note in the principal amount of $20 million, which, at the option of Merhav, will be paid in cash, additional shares of Ampal’s Class A Stock (based on a price per share of $4.65 per share), or a combination thereof. The promissory note will bear interest at 6 months LIBOR and mature in one or more partial payments on the earlier of 9 months from the closing of the transaction or upon demand by Merhav. The issuance of the shares of Class A Stock is subject to the approval of the shareholders of Ampal. As a result of this transaction, Ampal will beneficially own 12.5% of the total outstanding shares of EMG.

Yosef A. Maiman, the Chairman, President and CEO of the Company and Ampal’s controlling shareholder, is the sole owner of Merhav.

The transaction was approved by a special committee of the Board of Directors composed of the Ampal’s independent directors.

Of the transaction, Mr Maiman said, "I am pleased to see Ampal exercise the option to acquire a total of 12.5% of EMG and thus become a central player in the Israeli energy sector." Mr. Maiman further stated that: "The investment in EMG fits Ampal’s stated long term strategy of increasing its investments in cash generating companies in its core areas of expertise."

About Ampal

Ampal and its subsidiaries primarily acquire interests in businesses located in the State of Israel or that are Israel-related. Ampal has diversified interests in the following sectors: Energy, Real Estate and others. For more information about Ampal please visit our web site at www.ampal.com.

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements

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